Exhibit 10.35

November 5, 2020
Matthew Maletta
1400 Atwater Drive
Malvern, PA 19355
Dear Matthew,
Your exceptional leadership and business expertise are critical to Endo (“Endo” or the “Company”) as we continue to advance our mission to develop and deliver life-enhancing products through focused execution. You are one of Endo’s key leaders who is critical to the implementation of our strategy and the pursuit of our vision of helping everyone we serve live their best life.
Based upon the criticality of your role and your contributions, I am pleased to inform you that you are eligible to receive a one-time cash-based compensation arrangement (Continuity Compensation) in the amount of $650,000 (subject to applicable tax withholdings). This Continuity Compensation will be paid in three equal installments of approximately $216,666.67 within 60 days following June 15, 2021, September 15, 2021 and December 15, 2021 (each a “Vesting Period”), and will be in addition to your annual cash incentive opportunity. To qualify for the Continuity Compensation payments, you must maintain strong work performance and remain employed with the Company through the applicable Vesting Periods. Continuity Compensation payments will be accelerated if your employment is terminated by Endo without cause before the end of any applicable Vesting Period. Any unpaid Continuity Compensation amounts will be forfeited if you are terminated for cause or resign before the end of a Vesting Period.
The Continuity Compensation arrangement will not become part of your remuneration, salary, or compensation (other than for tax purposes) for purposes of the calculation of any severance, notice or redundancy pay, or any other amount that you may be or become entitled to in relation to your employment or the termination of your employment. The Continuity Compensation payments are part of a one-time arrangement and is not an acquired right. Nor will the Continuity Compensation create any legal claim for you in respect to its cause or amount, either for the past or for the future.
This letter does not change the at-will nature of your employment with the Company. You or Endo may terminate your employment at any time, for any reason, with or without cause. Any controversy or claim arising out of or relating to this letter, or the breach thereof, shall be exclusively settled by an arbitration proceeding conducted through Judicial Arbitration & Mediation Services (“JAMS”). The arbitration shall take place in Chester County, Pennsylvania, and no dispute under this letter shall be adjudicated in any other venue or forum. Arbitration will be conducted in accordance with the then-current JAMS Employment Arbitration Rules & Procedures (and no other JAMS rules), and judgment on any award may be entered in any court having jurisdiction thereof. This letter shall be governed by the laws of the State of Pennsylvania, and it may not be modified except in a writing signed by all parties.

We thank you for your commitment to the Company, and are confident that Endo can count on your continued support. Please indicate your acceptance by signing and returning one copy of this letter agreement to Vito Romano, SVP Total Rewards and HR Operations.
Best Regards,

/S/ BLAISE COLEMAN	/S/ TRACY BASSO
Blaise Coleman	Tracy Basso
President & Chief Executive Officer	Chief Human Resources Officer

AGREED AND ACCEPTED

/S/ MATTHEW MALETTA	11/4/2020
Matthew Maletta	Date (the “Effective Date”)